Exhibit 99.1

FOR IMMEDIATE RELEASE            For further information,
Contact:    Lani Jordan
(651) 355-4946
lani.jordan@chsinc.com

CHS Announces Amendment of
8% Cumulative Redeemable Preferred Stock

ST. PAUL, MINN. (July 18, 2013) – CHS Inc. (the “Company” or “CHS”), one of the nation’s leading farmer-owned cooperatives and a global energy, grains and food company, announced today that its Board of Directors has adopted a resolution amending the terms of the Company’s existing 8% Cumulative Redeemable Preferred Stock (the “CHSCP Preferred Stock”) to provide that the CHSCP Preferred Stock may not be redeemed by the Company at its option until July 18, 2023. The CHSCP Preferred Stock is listed on the NASDAQ Global Select Market under the symbol “CHSCP.”
CHS (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The Company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.
This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management's estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2012, which can be found on the Securities and Exchange Commission web site (www.sec..gov) or on the CHS web site www.chsinc.com.